FORM 4
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP

[x]  Check box if
  no longer
  subject to Section
  16. Form 4 or
  Form 5 obligations
  may continue.
  See Instruction 1(b)



[] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

  ----------------------------------------------|-------------------------------------------|-------------------------------------
  1.  Name and Address of Reporting Person*     |2. Issuer Name and Ticker or Trading Symbol|6. Relationship of Reporting Person
                                                |                                           |   to Issuer
                                                |                                           |   (Check all applicable)
  Guadagno          Al                          | Emergent Group Inc.                       | __Director     __10% Owner
  ----------------------------------------------|                                           | X Officer      __ Other
  (Last)            (First)    (Middle)         |-------------------------------------------|   (give title    (specify
  c/o Emergent Group, Inc.                      |3.IRS Identification  |4. Statement for    |    below)         below)
  932 Grand Central Avenue                      |  Number or Reporting |   Month/Year       |
                                                |  Person, if an Entity|   August 22, 2002  |  Formerly VP and CFO of Medical
  ----------------------------------------------|  (Voluntary)         |   (Fiscal Year End)|  Resources Management, Inc.
              (Street)                          |                      |                    |
                                                |                      |----------------------------------------------------------
  Glendale        CA              91201         |                      |5. If Amendment,    |7. Individual or Joint/Group Filing
  ----------------------------------------------| ###-##-####          |   Date of Original |   (Check applicable line)
  (City)          (State)         (Zip)         |                      |   (Month/Year)     |
                                                |                      |                    | X Form filed by one Reporting Person
                                                |                      |         N/A        | _ Form filed by more than one
                                                |                      |                    |   Reporting Person
  ----------------------------------------------|---------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security        2. Transaction    3.Transaction   4. Securities Acquired    5.Amount of    6. Ownership    7. Nature of
       (Instr. 4)                Date             Code            (A) or Disposed of      Securities      Form Direct     Indirect
                                                (Instr. 8)        (D)(Instr. 3,4 and 5)   Beneficially    (D) or          Beneficial
                               (Month/Day/                                                Owned at End    Indirect (I)    Ownership
                                  Year)       Code      V       Amount  (A) or  Price     of Issuer's
                                                                        (D)               Fiscal Year
                                                                                          (Instr.3&4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.
                            (Print or Type Response)                      (Over)


FORM 4 (continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----------|---------|--------|----------|----------------|--------------|--------------|----------|---------|-----------|-----------
1.        | 2.      | 3.     |4. Trans- |5. Number of    |6. Date Exer- |7. Title and  |8. Price  |9. Number|10.Owner   |11.
Title of  | Conver- | Trans- |   action |   Derivative   |   cisable and|   Amount of  |   of     | of      | Form of   |Nature
Derivative| sion or | action |   Code   |   Securities   |   Expiration |   Underlying |   Deriva-| Deriv-  | Derivative|of
Security  | Exer-   | Date   |   (Instr.|   Acquired (A) |   Date       |   Securities |   tive   | ative   | Securities|Indirect
(Instr. 4)| cise    | (Month/|   8)     |   or Disposed  |   (Month/Day/|              |   Secur- | Benefic | Direct    |Bene-
          | Price of| Day/   |          |   of (D) (Instr|   Year)      |   (Instr. 3  |   ity    | ially   | (D) or    |ficial
          | Deriv-  | Year)  |          |   3, 4, and 5) |              |    and 4)    |   (Instr.| Owned   | Indirect  |Owner-
          | ative   |        |          |                |              |              |    5)    | At End  | (1)       |ship
          | Secur-  |        |          |                |-------|------|------|-------|          | of year |           |(Instr.4)
          | ity     |        |          |                |       |      |      |       |          |(Instr.4)|           |
          |         |        |-----|----|-------|--------| Date  |Expira|      | Amount|          |         |           |
          |         |        | Co  | V  |  (A)  |  (D)   | Exer- |tion  | Title|  or   |          |         |           |
          |         |        |     |    |       |        | cisa  |Date  |      | Number|          |         |           |
          |         |        |     |    |       |        | ble   |      |      |  of   |          |         |           |
          |         |        |     |    |       |        |       |      |      | Shares|          |         |           |
          |         |        |     |    |       |        |       |      |      |       |          |         |           |
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
Common    |  .01    |8/22/02 | H   |    |       |625,395 |5/21/03|5/20/12 C.Stk|625,395|          |298,000  | D         |
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
Common    |         |        |     |    |       |        |       |      |      |       |          |         |           |
Stock     |  .01    |8/22/02 | A   |    |150,000|        |5/21/03|5/20/03 C.Stk|150,000|          |298,000  | D         |
Options   |         |        |     |    |       |        |       |      |      |       |          |         |           |
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
Explanation of Responses:
(1) Agree to subject to Issuer's Board Approval.

** International misstatements or omissions of facts constitute Federal Criminal Violations.               /s/ Al Guadagno   8/22/02
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                     Al Guadagno     Date

                                                                                                          **Signature of Reporting
Person
Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient.
       See Instruction 6 for procedure.
